Exhibit 10.1

DEPARTMENT OF THE TREASURY WASHINGTON, D.C. 20220

April 6, 2012

Jeffrey J. Hurd, Esq.

Senior Vice President –

Human Resources and Communications

American International Group, Inc.

180 Maiden Lane

22nd Floor

New York, NY 10038-4925

Re:	Compensation Payments and Structures for Senior Executive Officers and Most Highly Compensated Employees (“Covered Employees 1 – 25”)

Dear Mr. Hurd:

Pursuant to the Department of the Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance,1 the Office of the Special Master has completed its review of the 2012 compensation submission by American International Group, Inc. (“AIG”), on behalf of its senior executive officers and next 20 most highly compensated employees (“Covered Employees 1 – 25” or “Covered Employees”). Attached as Annex A is a determination memorandum (accompanied by Exhibits I and II) providing the determinations of the Office of the Special Master with respect to 2012 compensation for Covered Employees 1 – 25. 31 C.F.R. § 30.16(a)(3)(i).

The Interim Final Rule requires the Office of the Special Master to determine whether the compensation structure for each Covered Employee 1 – 25 “will or may result in payments that are inconsistent with the purposes of Section 111 of EESA or TARP,2 or are otherwise contrary to the public interest” (as applied to Covered Employees of exceptional assistance recipients, the “public interest standard”). Id. The Office of the Special Master must make such determinations by applying six principles: avoid incentives to take excessive risk, maximize the company’s ability to repay the taxpayer, appropriately allocate the components of compensation, use performance-based compensation, employ pay structures and amounts that are consistent with those at comparable entities, and base pay on the employee’s contribution to the value of the TARP recipient enterprise. Id. These principles are discussed in further detail in Part III of Annex A.

To apply the six principles and ensure that compensation structures satisfy the public interest standard, the Office of the Special Master developed practical guidelines (“guidelines”), which were identified in the determination letters issued by the Office of the Special Master on

[1]	The Interim Final Rule and all determination letters issued by the Office of the Special Master are available at www.financialstability.gov (click on “Executive Compensation”).
[2]	These purposes are “maximization of overall returns to the taxpayers of the United States and providing stability and preventing disruptions to financial markets”. 31 C.F.R. § 30.16(b)(1).

October 22, 2009, March 23, 2010, and April 1, 2011, relating to 2009, 2010, and 2011 compensation, respectively.3 Compensation in 2012 at the three remaining recipients of exceptional assistance must continue to comport with these guidelines, which generally include the following:

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Limit guaranteed cash. The majority of each Covered Employee’s base salary should be paid in the form of stock that will immediately vest as earned, but will be redeemable only in three equal, annual installments beginning on the second anniversary of the date stock salary is earned (or the first anniversary if the TARP recipient has begun to repay its obligations). Although the Interim Final Rule limits incentives to one-third of annual compensation, the use of stock salary, as contemplated by the Interim Final Rule, provides a performance component for a portion of the employee’s base compensation. Base salary paid in cash should in most cases not exceed $500,000.

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Require that incentives be contingent on performance. Incentive compensation should be based on measurable performance goals that are designed by, and the achievement of which is determined by, the company’s independent compensation committee.

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Focus on long-term value creation. A significant amount of compensation should reflect a company’s long-term performance and value. In most circumstances a large proportion of compensation should be held or deferred for a period of at least three years.

•	Minimal perquisites. Compensation structures that are not aligned with shareholder and taxpayer interests in the firm should be minimized or eliminated.

In applying the above guidelines, the Office of the Special Master has implemented certain restrictions on practices that present conflicting incentives. For example, Covered Employees are prohibited from engaging in any hedging or derivative transactions involving company stock that would undermine the long-term performance incentives created by the approved compensation structures.

Finally, the determinations of the Office of the Special Master take into account the requirements of the Interim Final Rule that generally apply to all TARP recipients whether or not they are subject to the jurisdiction of the Office of the Special Master: (a) prohibition of all bonuses and incentives, including cash bonuses and stock options (the only exception to the fixed-compensation-only rule is the ability to award a bonus in the form of long-term restricted stock that does not exceed one-third of compensation in the year of grant, has a minimum vesting period of two years and cannot be transferred by the employee, even if fully vested, earlier than

[3]	In this determination letter, the terms “public interest standard”, “principles”, and “guidelines” have distinct meanings. The term “public interest standard” refers to the determination standard laid out in the Interim Final Rule. The term “principles” refers to the six principles (listed above and further described in Part III of Annex A) that the Interim Final Rule instructs the Office of the Special Master to apply in determining whether compensation meets the public interest standard. The term “guidelines” refers to the practical guidelines developed by the Office of the Special Master to implement the principles and ensure satisfaction of the public interest standard. In addition, the term “Office of the Special Master” is used consistently to refer to the Office or the defined term “Special Master” as used in the Interim Final Rule.

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pursuant to a schedule that reflects the company’s actual repayment of TARP obligations in 25% increments), (b) requirement of a “clawback” of any bonus that is later determined to have been awarded based on materially inaccurate performance criteria, (c) limitation of golden parachute payments, and (d) prohibition of tax gross-ups.

AIG’s compensation submission generally is consistent with these important principles and guidelines, but certain modifications were necessary to ensure that compensation for AIG’s Covered Employees 1 – 25 satisfies the public interest standard. The Office of the Special Master’s determinations are described in detail in the attached determination memorandum.

Pursuant to the Interim Final Rule, AIG may, within 30 days of the date hereof, request in writing that the Office of the Special Master reconsider the determinations set forth in the determination memorandum. If AIG does not request reconsideration within 30 days, these initial determinations will be treated as final determinations. Id. § 30.16(c)(1).

Very truly yours,

/s/ Patricia Geoghegan
Patricia Geoghegan
Office of the Special Master for TARP Executive Compensation

Enclosures

cc:	Mitchell D. Schultz
Jacqueline Aguanno
Marc R. Trevino, Esq.

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ANNEX A

DETERMINATION MEMORANDUM

I. INTRODUCTION

The Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 (“EESA”), requires the Secretary of the Treasury to establish standards related to executive compensation and corporate governance for institutions receiving financial assistance under the Troubled Asset Relief Program (“TARP”). Emergency Economic Stabilization Act of 2008, 12 U.S.C. §5221 (2010). Through the Department of the Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance (the “Rule”), the Secretary delegated to the Office of the Special Master for TARP Executive Compensation (the “Office of the Special Master”) responsibility for reviewing compensation structures of certain employees at institutions that received exceptional financial assistance under TARP (“Exceptional Assistance Recipients”).4 31 C.F.R. § 30.16(a); id. § 30.16(a)(3). For these employees, the Office of the Special Master must determine whether the compensation structure will or may result in payments “inconsistent with the purposes of Section 111 of EESA or TARP, or… otherwise contrary to the public interest.” Id. § 30.16(a)(3)(i).

American International Group, Inc. (“AIG” or the “Company”), one of three remaining Exceptional Assistance Recipients, has submitted to the Office of the Special Master proposed 2012 compensation structures (the “Proposed Structures”) for review pursuant to Section 30.16(a)(3)(i) of the Rule. These compensation structures apply to five employees that the Company has identified for 2012 as senior executive officers (the “Senior Executive Officers,” or “SEOs”) for purposes of the Rule, and 20 employees the Company has identified as among the most highly compensated employees of the Company for purposes of the Rule (the “Most Highly Compensated Employees,” and, together with the SEOs, the “Covered Employees”).

The Office of the Special Master has completed the review of the Company’s Proposed Structures for the Covered Employees pursuant to the principles set forth in the Rule. Id. § 30.16(b)(1). This Determination Memorandum sets forth the determinations of the Office of the Special Master, pursuant to Section 30.16(a)(3)(i) of the Rule, with respect to the Covered Employees.

II. BACKGROUND

On June 15, 2009, the Department of the Treasury (“Treasury”) promulgated the Rule, creating the Office of the Special Master and delineating its responsibilities. The Rule requires that each Exceptional Assistance Recipient submit proposed compensation structures for each Senior Executive Officer and Most Highly Compensated Employee. 31 C.F.R. § 30.16(a)(3)(i).

[4]

The Interim Final Rule on TARP Standards for Compensation and Corporate Governance, technical corrections to the Rule, FAQs, and all Prior Determinations are available on the Department of the Treasury website at www.financialstability.gov (click on “Executive Compensation”).

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On October 22, 2009, March 23, 2010, and April 1, 2011, in each case after reviewing submissions of proposed compensation structures and amounts from AIG, the Office of the Special Master issued determinations regarding AIG’s compensation structures, and amounts potentially payable thereunder, for AIG’s senior executive officers and certain most highly compensated employees (the “Prior Determinations”). The Prior Determinations were made in light of six principles defined in the Rule and discussed in Part III below (the “principles”), and proposed compensation structures for Covered Employees were modified as needed to ensure that compensation would not “result in payments that are inconsistent with the purposes of Section 111 of EESA or TARP, or are otherwise contrary to the public interest” (as applied to Covered Employees of Exceptional Assistance Recipients, the “public interest standard”). 31 C.F.R. § 30.16(a)(3)(i). To apply the principles and ensure that compensation structures satisfy the public interest standard, the Office of the Special Master developed practical guidelines (the “guidelines”), which informed the Prior Determinations and are described in the cover letter accompanying this Determination Memorandum.5 The Prior Determinations applied only to those individuals identified by the Company as subject to the Office of the Special Master’s mandatory jurisdiction to review and approve compensation structures and payments, see id., for the period under review and only with respect to compensation for services provided to AIG for that period.

On January 3, 2012, the Office of the Special Master requested from each remaining Exceptional Assistance Recipient, including AIG, certain data and documentary information necessary to facilitate the Office of the Special Master’s review of the Company’s 2012 compensation structures. The request required AIG to submit data describing its proposed compensation structures, and the payments that would result from the proposals, concerning each Covered Employee.

In addition, the Rule authorizes the Office of the Special Master to request information from an Exceptional Assistance Recipient “under such procedures as the Special Master shall determine.” Id. § 30.16(d). AIG was required to submit competitive market data indicating how the amounts payable under AIG’s proposed compensation structures relate to the amounts paid to persons in similar positions or roles at similar entities (see Part IV below for a discussion of AIG’s market data). AIG was also required to submit a range of documentation, including information related to proposed performance metrics, internal policies designed to curb excessive risk, and certain previously existing compensation plans and agreements.

AIG submitted this information to the Office of the Special Master on February 2, 2012. Following a preliminary review of the submission, on February 16, 2012, the Office of the Special Master determined that AIG’s submission was substantially complete for purposes of the Rule. Id. § 30.16(a)(3)(i). The Office of the Special Master then commenced a formal review of AIG’s proposed compensation structures for the Covered Employees. The Rule provides that the Office of the Special Master is required to issue a compensation determination within 60 days of receipt of a substantially complete submission. Id.

[5]

For a further discussion of the guidelines, see pages 9 – 10 of the September 10, 2010, Final Report of Special Master Kenneth R. Feinberg, available at www.financialstability.gov (click on “Executive Compensation”).

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The Office of the Special Master’s review of the Company’s proposals was aided by analysis from a number of internal and external sources, including:

•	Treasury personnel with significant experience related to executive compensation detailed to the Office of the Special Master;

•	Competitive market data provided by the Company in connection with its submission to the Office of the Special Master;

•	External information on comparable compensation structures extracted from the U.S. Mercer Benchmark Database-Executive;

•	Equilar’s ExecutiveInsight database (which includes information drawn from publicly filed proxy statements); and

•	Global Compensation Surveys from Kenexa (which include information from nearly 400 participating companies).

The Office of the Special Master has also considered national and global developments in the regulation of executive compensation. In July 2010, Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), directing further regulation on incentive-based compensation. In early 2011, the FDIC and the SEC approved versions of a joint proposed rulemaking with five other agencies under the Dodd-Frank Act, mandating, among other things, the deferral of half of large banks’ top executive bonuses.6 The Office of the Special Master continues to monitor evolving standards for executive compensation.

The Office of the Special Master considered all the sources above, in light of the statutory and regulatory standards described in Part III below, when evaluating the Company’s proposed compensation structures for the Covered Employees for 2012.

III. STATUTORY AND REGULATORY STANDARDS

The Rule requires that the Office of the Special Master determine for each of the Covered Employees whether AIG’s proposed compensation structure, including amounts payable or potentially payable under the compensation structure, “will or may result in payments that are inconsistent with the purposes of Section 111 of EESA or TARP, or are otherwise contrary to the public interest.” 31 C.F.R. § 30.16(a)(3). The Rule requires that, in making these compensation determinations, the Office of the Special Master shall apply six principles that are intended to be consistent with sound compensation practices appropriate for TARP recipients and to advance the purposes and considerations described in EESA, including the maximization of overall returns to the taxpayers of the United States and providing stability and preventing disruptions to financial markets. EESA, Pub. L. No. 110-343 §2, §103 (2008). These principles are:

(1)	Avoidance of incentives to take excessive risk. The compensation structure should avoid incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of the Exceptional Assistance Recipient, including incentives that reward employees for short-term or temporary increases in value or performance, or similar measures that may undercut the long-term value of the Exceptional Assistance Recipient. Compensation packages should be aligned with sound risk management. Id. § 30.16(b)(1)(i).

[6]

See SEC Press Release No. 2011-77 (March 30, 2011). Internationally, the EU adopted a directive on remuneration policies which was further implemented in guidelines released in December 2010. The UK issued its final regulations under those guidelines in the same month. These developments may be considered a response to the meeting of the G20 in April 2009, and also more broadly as a response to the financial crisis and changing views on the regulation of executive compensation. Generally, the principles underlying the emerging regulations are consistent with the objectives of the Office of the Special Master.

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(2)	Taxpayer return. The compensation structure and amount payable should reflect the need for the Exceptional Assistance Recipient to remain a competitive enterprise, to retain and recruit talented employees who will contribute to the recipient’s future success, so that the Company will ultimately be able to repay its TARP obligations. Id. § 30.16(b)(1)(ii).

(3)	Appropriate allocation of components of compensation. The compensation structure should appropriately allocate the components of compensation such as salary and short-term and long-term performance incentives, as well as the extent to which compensation is provided in cash, equity, or other types of compensation such as executive pensions, or other benefits, or perquisites, based on the specific role of the employee and other relevant circumstances, including the nature and amount of current compensation, deferred compensation, or other compensation and benefits previously paid or awarded. Id. § 30.16(b)(1)(iii).

(4)	Performance-based compensation. An appropriate portion of the compensation should be performance-based over a relevant performance period. Performance-based compensation should be determined through tailored metrics that encompass individual performance and/or the performance of the Exceptional Assistance Recipient or a relevant business unit taking into consideration specific business objectives. Performance metrics may relate to employee compliance with relevant corporate policies. In addition, the likelihood of meeting the performance metrics should not be so great that the arrangement fails to provide an adequate incentive for the employee to perform, and performance metrics should be measurable, enforceable, and actually enforced if not met. Id. § 30.16(b)(1)(iv).

(5)	Comparable structures and payments. The compensation structure, and amounts payable where applicable, should be consistent with, and not excessive taking into account, compensation structures and amounts for persons in similar positions or roles at similar entities that are similarly situated, including, as applicable, entities competing in the same markets and similarly situated entities that are financially distressed or that are contemplating or undergoing reorganization. Id. § 30.16(b)(1)(v).

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(6)	Employee contribution to TARP recipient value. The compensation structure and amount payable should reflect the current or prospective contributions of an employee to the value of the Exceptional Assistance Recipient, taking into account multiple factors such as revenue production, specific expertise, compliance with company policy and regulation (including risk management), and corporate leadership, as well as the role the employee may have had with respect to any change in the financial health or competitive position of the recipient. Id. § 30.16(b)(1)(vi).

The Rule provides that the Office of the Special Master shall have discretion to determine the appropriate weight or relevance of a particular principle depending on the facts and circumstances surrounding the compensation structure or payment for a particular employee. Id. § 30.16(b). To the extent two or more principles may appear inconsistent in a particular situation, the Rule requires that the Office of the Special Master exercise discretion in determining the relative weight to be accorded to each principle. Id.

The Rule provides that the Office of the Special Master may, in the course of applying these principles, take into account other compensation structures and other compensation earned, accrued, or paid, including compensation and compensation structures that are not subject to the restrictions of Section 111 of EESA. For example, the Office of the Special Master may consider payments obligated to be made by the Company pursuant to certain legally binding rights under valid written employment contracts entered into prior to enactment of the statute and the accompanying Rule. Id. § 30.16(a)(3).

IV. COMPENSATION STRUCTURES AND PAYMENTS

A.	AIG Market Data and Proposals

AIG has provided the Office of the Special Master with detailed information concerning its proposed 2012 compensation structures for the Covered Employees, including amounts proposed to be paid under the compensation structure for each Covered Employee.

AIG supported its proposal with detailed assessments of each Covered Employee’s tenure and responsibilities at the Company and historical compensation structure. Fifteen of the employees listed as Covered Employees in 2011 remain on the list of Covered Employees for 2012, and ten employees are new entrants to the group.

The submission also included market data that, according to the Company, indicated that the amounts potentially payable to each employee were comparable to the compensation payable to persons in similar positions or roles at a “peer group” of entities selected by the Company. The following overview of the market data submitted by AIG is based on information supplied by the Company.

1.	Overview of Market Data

AIG’s submission included market comparisons of total compensation levels for the Covered Employees provided by Johnson Associates, a boutique compensation consulting firm specializing in the financial services industry across a range of sectors. Johnson Associates routinely conducts similar analyses for banking, insurance and asset management clients, among others, and has extensive knowledge of market practices and levels. Johnson Associates’ analysis (the “Report”) reflected its independent views of market compensation levels for year-end 2011.

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Johnson Associates indicated a significant divergence of incentive trends between financial services sectors during 2011. While media headlines focused primarily on significant decreases in pay at investment and commercial banks, compensation at insurance and asset management companies remained constant or increased in 2011. According to the Report, incentives at insurance and asset management firms are flat to up 5% versus 2010 levels, while investment and commercial banking pay is down. The positions of AIG’s Covered Employees are most similar to roles at comparable insurance companies.

Johnson Associates conducted a comprehensive review to fairly determine current market rates for the responsibilities, size and scope of each Covered Employee’s position as detailed in job descriptions and organizational charts. In determining market compensation levels, Johnson Associates used proprietary data and public reference points7, as well as information gathered from surveys, industry contacts, and independent research. Generally, reference points included major global insurance companies, significant general financial services firms and asset management firms, as well as investment and commercial banks on an exception basis and/or as a broader reference point. Johnson Associates took care to ensure that the market data was not skewed by investment and commercial banking reference points or any other historically high-paying subset.

In accordance with its standard practice, for each Covered Employee, Johnson Associates focused on (a) the function and skills required by the position and (b) how similar attributes are compensated in the marketplace. Internal relationships between AIG roles, such as reporting lines, business size, scope of responsibilities and workplace location were also reviewed. Ultimately, final market compensation levels reflected a combination of objective data and informed judgment, including as to the quality and applicability of available information.

Generally, market compensation levels for the Covered Employees’ positions are about flat to up 5% for year-end 2011. Importantly, while Johnson Associates believes market compensation will increase in 2012, this was not reflected in the 2011 market data on which AIG based its 2012 total compensation proposals. These proposals would place the Covered Employees, as a whole, around the 48th percentile (i.e., slightly below median) of compensation for persons in similar roles at similar entities.8 As would be expected, market position varies by individual based on factors such as length of service, performance, criticality and expected future contribution. For individual Covered Employees, AIG’s proposed 2012 total compensation ranges from the 20th to the 80th percentile.

[7]

The companies serving as public reference points included Aetna, AFLAC, Allstate, American Express, Ameriprise Financial, Bank of America, Bank of New York Mellon, BlackRock, Capital One Financial, CIGNA, Citigroup, Chubb Group, Hartford Financial Services, Invesco, JP Morgan Chase, Lincoln National, Marsh & McLennan Companies, MetLife, Principal Financial Group, Prudential Financial, T. Rowe Price, Travelers Companies, U.S. Bancorp, and Wells Fargo.

[8]	This average does not include one Covered Employee whose compensation was reduced significantly in connection with a substantial reduction in services.

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As in past years, an executive compensation specialist on the staff of the Office of the Special Master evaluated the Report based on decades of experience in structuring executive compensation and on testing a sample of the market information contained in the Report using one or more of the databases referred to in Part II above. Based on that evaluation, the Office of the Special Master has concluded that the market comparisons set forth in the Report provide a reasonable guide to compensation paid to “persons in similar positions or roles at similar entities that are similarly situated”.9

2.	AIG Proposals

a.	Cash Salary

The Proposed Structures for Covered Employees include cash salaries of more than $500,000 for six Covered Employees (as compared to five in 2011). AIG’s proposal does not, however, include any increase in cash compensation for any Covered Employee.

b.	Stock Salary

Consistent with 2011, AIG has proposed the use of AIG common stock or common stock units for 2012 stock salary. As required by the Rule, the common stock or common stock units proposed to be used for stock salary would be fully vested upon grant.

c.	Annual Long-Term Incentive Awards

AIG proposed target annual long-term incentive awards for most Covered Employees representing 10% of their total 2012 compensation and payable in long-term restricted stock units that generally vest only if the Covered Employee remains employed by the Company on the third anniversary of the grant date. As required by the Rule, these awards would become payable only in 25% installments for each 25% of AIG’s TARP obligations that are repaid.

d.	“Other” Compensation and Perquisites

AIG proposed payments of “other” compensation, as well as perquisites, to the Covered Employees. These proposed payments varied in value.

B.	Determinations of the Office of the Special Master

The Office of the Special Master has reviewed the Proposed Structures in detail by application of the six principles set forth in the Rule and described in Part III above. The Office of the Special Master’s review also made use of the resources described in Part II. In order to consistently apply the principles and ensure the satisfaction of the public interest standard, the Office of the Special Master has determined that the guidelines established in 2009, and applied in 2010 and 2011, must continue to govern compensation in 2012.

[9]	31 C.F.R. § 30.16(b)(1)(v). See also the discussion of the relevant principles in Part III above.

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After reviewing the Proposed Structures, the Office of the Special Master has concluded that they are in most respects consistent with the guidelines. However, certain aspects of the Proposed Structures and amounts potentially payable under the Proposed Structures require modification to ensure that they are consistent with the public interest standard.10

The Office of the Special Master has determined, in light of the considerations that follow, that the compensation structures described in Exhibits I and II to this Determination Memorandum will not, by virtue of either their structural design or the amounts potentially payable under them, result in payments inconsistent with the public interest standard.

1.	Cash Salary

The Office of the Special Master reviewed AIG’s proposed cash salaries in light of the principle that compensation structures should generally be comparable to “compensation structures and amounts for persons in similar positions or roles at similar entities,” 31 C.F.R. § 30.16(b)(1)(v). Based in part upon this principle, the Office of the Special Master has concluded that cash salaries generally should target the 50th percentile as compared to persons in similar positions or roles at similar entities, because such levels of cash salaries balance the need to attract and retain talent with the need for compensation structures that reflect the circumstances of Exceptional Assistance Recipients.

The Office of the Special Master also reviewed AIG’s proposed cash salaries in light of the principle that compensation structures should be “performance-based over a relevant performance period.” Id. § 30.16(b)(1)(iv). Based in part upon this principle, the Office of the Special Master has determined that, other than in exceptional cases for good cause shown, a Covered Employee’s cash salary should not exceed $500,000.

After reviewing AIG’s proposal, the Office of the Special Master has determined that, in general, the proposed cash salaries target the 50th percentile of cash salaries paid to persons in similar positions or roles at similar entities. The cash salaries that the Office of the Special Master has determined are consistent with the public interest standard for the Covered Employees are set forth in Exhibit I.

2.	Stock Salary

The Office of the Special Master reviewed the amount of stock salary AIG proposed to pay the Covered Employees in light of the principles that compensation structures should generally be comparable to “compensation structures and amounts for persons in similar positions or roles at similar entities,” id. § 30.16(b)(1)(v), and that a “compensation structure, and amount payable... should reflect the current or prospective contributions of an employee to the value of the [Company].” Id. § 30.16(b)(1)(vi). The Office of the Special Master found that

[10]	The Office of the Special Master previously approved an increase in compensation for a Covered Employee who was also a Covered Employee in 2011. See Letter to Jeffrey J. Hurd, Esq. (August 19, 2011). See also Letter to the AIG Compensation Management and Resources Committee (October 9, 2009). Both letters are available at www.financialstability.gov (click on “Executive Compensation”).

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the amounts of stock salary proposed by AIG generally would place the Covered Employees around the 50th percentile of compensation for persons in similar roles at similar entities. However, in light of the principle that “an appropriate portion of the compensation should be performance-based over a relevant performance period,” id. § 30.15(b)(1)(iv), the Office of the Special Master concluded that, in certain cases, the proposed stock salary amount was not justified and that a portion of compensation should be reallocated from stock salary to the long-term incentive award. (See item 3 below.) The stock salaries that the Office of the Special Master has determined are consistent with the public interest standard for 2012 are set forth in Exhibit I.

The Office of the Special Master reviewed the structure of AIG’s proposal for stock salary in light of the principle that compensation structures should align performance incentives with long-term value creation rather than short-term profits. See id. § 30.16(b)(1)(i). In light of this principle, the guidelines provide that stock salary may be redeemable only in three equal, annual installments beginning on the first anniversary of grant.11 The Proposed Structures are consistent with this requirement. In addition, AIG’s proposal to use common stock or common stock units for 2012 stock salary awards is consistent with the structure of stock salary payable by the other Exceptional Assistance Recipients.

3.	Annual Long-Term Incentive Awards

The Office of the Special Master reviewed AIG’s proposed target annual long-term incentive awards in light of the principle that performance-based compensation should be payable “over a relevant performance period.” Id. § 30.16(b)(1)(iv). Based in part upon this principle, long-term incentives must be paid in the form of long-term restricted stock, and may be paid if, and only if, objective performance metrics are achieved and the employee continues to provide services to the company for three years following the date of grant.12

The structure of AIG’s proposed annual long-term incentive awards generally satisfies these requirements. Under the Proposed Structures, annual long-term incentive awards for 2012 will be payable only upon the achievement of specified, objective performance criteria to be provided to the Office of the Special Master and generally only if the employee continues to provide services to the Company for three years following the date of grant. In addition, as required by the Rule, these awards may be redeemed only in 25% installments for each 25% of AIG’s TARP obligations that are repaid.

The Office of the Special Master also reviewed the target amounts of annual long-term incentive awards AIG proposed for the Covered Employees in light of the principle that an “appropriate portion of the compensation should be performance-based,” id. § 30.16(b)(1)(iv),

[11]	As described in the 2010 Determination, AIG completed a corporate transaction that resulted in a partial repayment to the Federal Reserve Bank of New York. In accordance with the guidelines, stock salary granted in 2012 may be redeemed beginning on the first (rather than the second) anniversary of grant.
[12]	In line with the proposed rulemaking under the Dodd-Frank Act referenced above, and in conformity with the minimum two-year vesting requirement of the Rule, pro-rata vesting of long-term incentive awards for 2012 services will be permitted after two years, allowing two thirds of the award to vest after two years, with the last third vesting on the third anniversary of the date of grant.

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and “performance metrics should be measurable, enforceable, and actually enforced if not met.” Id. In the case of a number of Covered Employees, the Proposed Structures failed to satisfy these principles because they allocated no more than 10% of a Covered Employee’s compensation to long-term restricted stock that is based on the achievement of performance measures. In the case of certain Covered Employees, however, the Office of the Special Master acknowledged that a lower allocation of long-term restricted stock was appropriate. The target annual long-term incentive awards that the Office of the Special Master has determined are consistent with the public interest standard for 2012 are set forth in Exhibit I.

4.	“Other” Compensation and Perquisites

Perquisites and “other” compensation provided to a Covered Employee must be limited to $25,000 on an annual basis. The Proposed Structures are consistent with this requirement. As described in Exhibit II, any exceptions to this limitation will require that the Company provide to the Office of the Special Master an independent justification for the payment that is satisfactory to the Office of the Special Master.13 To the extent that payments exceeding this limitation have already been made to a Covered Employee in 2012, those amounts should be promptly returned to the Company.

5.	Non-Qualified Deferred Compensation

Covered Employees must not accrue in 2012 additional amounts under supplemental executive retirement plans and other “non-qualified deferred compensation” plans, as described in Exhibit II.

6.	Severance Plans

The Company must ensure that 2012 compensation structures for Covered Employees do not result in an increase in the amounts payable pursuant to severance arrangements.

V. CORPORATE GOVERNANCE

As noted in Part III above, the Rule requires the Office of the Special Master to consider the extent to which compensation structures are “performance-based over a relevant performance period,” 31 C.F.R. § 30.16(b)(1)(iv). In light of the importance of this principle, as in the Prior Determinations, the Office of the Special Master requires that AIG take certain corporate governance steps to ensure that the compensation structures for the Covered Employees, and the amounts payable or potentially payable under those structures, are consistent with the public interest standard. Among other requirements, AIG must:

[13]

AIG has identified certain employees subject to expatriate arrangements providing for the payment of certain “other” compensation in excess of this limitation. The Office of the Special Master has previously reviewed these arrangements and has concluded that such payments, generally not to exceed $350,000 per employee, in addition to payments to these employees pursuant to “tax equalization agreements” as defined in the Rule, are consistent with the public interest standard.

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Ensure that employees are prohibited from engaging in any hedging or derivative transaction with respect to Company stock that would undermine the long-term performance incentives created by the compensation structures set forth in Exhibits I and II.

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Maintain a compensation committee composed exclusively of independent directors, which must discuss, evaluate, and review with AIG’s senior risk officers any risks that could threaten the value of AIG. Id. § 30.4; id. § 30.5.

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Ensure that the compensation committee discloses to Treasury an annual narrative description of whether AIG, its board of directors, or the committee has engaged a compensation consultant during the past three years and, if so, the types of services provided by the compensation consultant or any affiliate, including any “benchmarking” or comparisons employed to identify certain percentile levels of pay. Id. § 30.11(c).

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Provide to Treasury an annual disclosure of any perquisite with a total value for AIG’s fiscal year that exceeds $25,000 for each of the Covered Employees, as well as a narrative description of the amount and nature of these perquisites, the recipient of these perquisites and a justification for offering these perquisites (including a justification for offering the perquisite, and not only for offering the perquisite with a value that exceeds $25,000). Id. § 30.11(b).

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Ensure that any incentive award paid to a Covered Employee is subject to a clawback if the award was based on materially inaccurate financial statements (which term includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria. AIG must exercise its clawback rights except to the extent that it is unreasonable to do so. Id. § 30.8.

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AIG was required to adopt an excessive or luxury expenditures policy, provide that policy to Treasury, and post it on AIG’s website. If AIG’s board of directors makes any material amendments to this policy, within ninety days of the adoption of the amended policy, the board of directors must provide the amended policy to Treasury and post the amended policy on its Internet website. Id. § 30.12.

•	Except as explicitly permitted under the Rule, AIG is prohibited from providing (formally or informally) tax gross-ups to any of the Covered Employees. Id. § 30.11(d).

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AIG’s chief executive officer and chief financial officer must provide written certification of the Company’s compliance with the various requirements of Section 111 of EESA. The precise nature of the required certification is identified in the Rule. Id. § 30.15 Appx. B.

VI. CONCLUSION

The Office of the Special Master has reviewed the Proposed Structures for the Covered Employees for 2012 and, in light of the principles, applied the guidelines in order to ensure the

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satisfaction of the public interest standard. On the basis of that review, the Office of the Special Master has determined that the Proposed Structures submitted by AIG are to a great extent consistent with the Prior Determinations but require certain modifications in order to meet the public interest standard.

The Office of the Special Master has reviewed the compensation structures set forth in Exhibits I and II in light of the principles set forth at 31 C.F.R. § 30.16(b). Pursuant to the authority vested in the Office of the Special Master by the Rule, and in accordance with Section 30.16(a)(3) thereof, the Office of the Special Master hereby determines that the compensation structures set forth in Exhibits I and II, including the amounts payable or potentially payable under such compensation structures, will not result in payments that are inconsistent with the purposes of Section 111 of EESA or TARP, and will not otherwise be contrary to the public interest.

Pursuant to the Interim Final Rule, AIG may, within 30 days of the date hereof, request in writing that the Office of the Special Master reconsider the determinations set forth in this Determination Memorandum. The request for reconsideration must specify a factual error or relevant new information not previously considered, and must demonstrate that such error or lack of information resulted in a material error in the initial determinations. If AIG does not request reconsideration within 30 days, the determinations set forth herein will be treated as final determinations. Id. § 30.16(c)(1).

The foregoing determinations are limited to the compensation structures and employees described in Exhibits I and II, and shall not be relied upon with respect to any other employee. The determinations are limited to the authority vested in the Office of the Special Master by Section 30.16(a)(3)(i) of the Rule, and shall not constitute, or be construed to constitute, the judgment of the Office of the Special Master or Treasury with respect to the compliance of any compensation structure with any other provision of the Rule. Moreover, this Determination Memorandum has relied upon, and is qualified in its entirety by, the accuracy of the materials submitted by the Company to the Office of the Special Master, and the absence of any material misstatement or omission in such materials.

Finally, the foregoing determinations are limited to the compensation structures described herein, and no further compensation of any kind payable to any Covered Employee without the prior approval of the Office of the Special Master would be consistent with the public interest standard.

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EXHIBIT I

COVERED EMPLOYEES

2012 Compensation

Company Name: American International Group, Inc.

Employee ID	Cash Salary	Stock Salary (Performance based: The stock vests at grant and is redeemable in three equal, annual installments beginning on the first anniversary of grant.)	Long-Term Restricted Stock (Performance based: Awarded based on achievement of objective performance goals. Generally vests after 3 years of service. Transferability dependent on TARP repayment).	Total Direct Compensation (Cash salary + stock salary + long term restricted stock).
1	$3,000,000	$7,500,000	$0	$10,500,000
101	$500,000	$2,087,500	$862,500	$3,450,000
108	$500,000	$1,750,000	$750,000	$3,000,000
133	$450,000	$5,550,000	$0	$6,000,000
134	$700,000	$3,050,000	$1,250,000	$5,000,000
135	$650,000	$1,600,000	$750,000	$3,000,000
161	$500,000	$2,125,000	$875,000	$3,500,000
163	$495,000	$4,734,000	$1,071,000	$6,300,000
169	$500,000	$1,750,000	$750,000	$3,000,000
206	$700,000	$0	$0	$700,000
208	$500,000	$1,890,000	$0	$2,390,000
219	$500,000	$1,937,500	$812,500	$3,250,000
236	$500,000	$2,500,000	$1,000,000	$4,000,000
237	$495,000	$4,070,234	$934,766	$5,500,000
261	$475,000	$3,525,000	$0	$4,000,000
265	$500,000	$2,750,000	$0	$3,250,000
267	$495,000	$5,315,000	$1,190,000	$7,000,000
465	$500,000	$1,191,250	$563,750	$2,255,000
602	$500,000	$1,750,000	$750,000	$3,000,000
742	$500,000	$1,937,500	$812,500	$3,250,000
1076	$500,000	$5,500,000	$0	$6,000,000
1077	$1,800,000	$5,200,000	$1,000,000	$8,000,000
1087	$975,000	$4,425,000	$0	$5,400,000
1105	$500,000	$2,100,000	$0	$2,600,000
1112	$500,000	$2,200,000	$900,000	$3,600,000

Comparison of 2012 compensation to prior year compensation for the employees listed above

•	Overall: Overall cash decreased $5.6 million or 24.5% and total direct compensation decreased $14.8 million or 12.2%.

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The 15 executives remaining in the top 25 from 2011: Cash remained flat and total direct compensation decreased $7.3 million or 8.6% from 2011. (This comparison is to target total direct compensation for 2011; the amount of long-term restricted stock actually awarded may have been lower than the target amount.)

•	The ten executives new to the top 25 in 2012: Overall cash compensation decreased $5.6 million or 52.1% and total direct compensation decreased $7.5 million or 19.5% from 2011.

Note 1: The terms of stock salary delivered to Employee 1, the CEO, are provided in a letter agreement the Office of the Special Master approved in a determination dated October 2, 2009. This stock salary may not be redeemed until the fifth anniversary of the effective date of the agreement.

Note 2: The total number of Covered Employees may be less than 25 because of separations from service since January 1, 2012.

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EXHIBIT II

TERMS AND CONDITIONS OF PAYMENTS AND STRUCTURES

CONSISTENT WITH THE PUBLIC INTEREST STANDARD

The following general terms and conditions shall govern the compensation structures described in Exhibit I. The Office of the Special Master’s determination that those structures are consistent with the public interest standard is qualified in its entirety by the Company’s adherence to these terms and conditions.

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Salary payments. Cash and stock base salaries reflect the annual rate for the employee and are effective as of January 1, 2012, and in the case of stock salary are payable on a nunc pro tunc basis from that date. To the extent the Office of the Special Master’s determinations for 2012 reduce an employee’s previous cash or stock salary rate, payments in excess of that rate prior to the date hereof must be offset by reductions to prospective 2012 cash salary payments or to any stock salary payable with respect to 2012.

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Stock compensation generally. For purposes of the Determination Memorandum, “stock” compensation includes common stock and stock units. Notwithstanding any transferability restrictions applicable to any stock compensation described in the Determination Memorandum, (1) an amount of stock sufficient to cover an employee’s tax withholding obligations may become immediately transferable to the extent necessary to satisfy the employee’s obligations, and (2) to the extent permitted by the Rule, stock may become immediately transferable upon an employee’s death or separation from service resulting from disability, as defined in the Company’s broad-based long-term disability plan.

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Stock salary. Stock salary must be determined as a dollar amount through the date salary is earned, be accrued at the same time or times as the salary would otherwise be paid in cash, and vest immediately upon grant, with the number of shares based on the fair market value on the date of award. Stock granted as stock salary may only be redeemed in three equal, annual installments as described in the Determination Memorandum. Whether a nunc pro tunc grant or payment that is labeled stock salary is considered salary or a bonus for purposes of the Rule is determined based on all the facts and circumstances.

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Long-term restricted stock. Long-term restricted stock for 2012 services may only be granted upon the achievement of objective performance criteria developed and reviewed in consultation with the Office of the Special Master. The compensation committee must certify (1) the achievement of such criteria, and (2) that the grant of incentives is appropriate in light of the Company’s overall circumstances at the time. Such stock must be forfeited unless conditioned upon the employee’s continued employment through the third anniversary of grant, unless a termination of employment results from death or disability; provided, however, that (a) pro rata vesting is permitted after two years, allowing two-thirds of the grant to vest after two years, with the last third vesting on the third anniversary, and (b) all or a portion of such stock may, for good cause certified by the Company’s compensation committee, continue to vest if the employee retires on or after the second anniversary of the grant date. The term “retirement” must meet an objective standard established in consultation with the Office of the Special Master.

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Other compensation and perquisites. No more than $25,000 in total other compensation and perquisites (as defined by pertinent SEC regulations) may be provided to any Covered Employee, absent exceptional circumstances for good cause shown.

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Supplemental executive retirement plans and non-qualified deferred compensation plans. No amounts may be accrued under supplemental executive retirement plans, and no Company contributions may be made to other “non-qualified deferred compensation” plans, as defined by pertinent SEC regulations, for 2012. For the avoidance of doubt, the foregoing limitation does not (1) apply to employee-funded elective deferral arrangements or (2) preclude continuing recognition of age and service credit for Company employees for the purpose of vesting in previously accrued benefits under any plans referred to in this paragraph.

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Qualified Plans. For the avoidance of doubt, the Office of the Special Master has determined that participation by the Covered Employees in broad-based, tax-qualified retirement and health and welfare plans is consistent with the public interest standard, and amounts payable under such plans are not counted against the $25,000 limit on other compensation and perquisites.

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